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                                                                     EXHIBIT 5.1

Cooley Godward LLP

                               ATTORNEYS AT LAW             San Francisco, CA
                                                            415 693-2000

                               4365 Executive Drive         Palo Alto, CA
                               Suite 1100                   650 843-5000
                               San Diego, CA
                               92121-2128                   Menlo Park, CA
                               Main     619 550-6000        650 843-5000
                               Fax      619 453-3555
                                                            Boulder, CO
                                                            303 546-4000

                                                            Denver, CO
                                                            303 606-4800

                                                            Kirkland, WA
                                                            425 893-7700

                               www.cooley.com

                                 ERIC J. LOUMEAU
                                 619 550-6024
                                 eloumeau@cooley.com




June 3, 1999

General Magic, Inc.
420 North Mary Avenue
Sunnyvale, CA 94086

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by General Magic, Inc. (the "Company") of a Form S-3 Registration Statement (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of an aggregate of 10,000,000 shares of the Company's Common Stock, $.001 par value (the "Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, that the Shares will be issued pursuant to duly adopted resolutions of the Board of Directors of the Company and that the consideration therefor shall be paid and shall be legally sufficient.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, as amended, and related Prospectus will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By: /s/ ERIC J. LOUMEAU
   ---------------------------
   Eric J. Loumeau